Director’s Service Agreement

THIS AGREEMENT is made on February 1, 2008

BETWEEN:

Exotacar Inc. whose registered office is situate at 770 E. Warm Springs Road, Suite 250, Las Vegas NV 89119 (the “Company”); and

Rene Ronald Soullier of 1001 Bayhill Drive Suite 200, San Bruno CA 94066 (“the Executive”)

IT IS AGREED as follows:

1	Definitions and Interpretation

In this Agreement including the Schedules, the following expressions shall have the following meanings:

1.1           “Board” means the board of directors of the Company from time to time;
“Disciplinary Procedure” means the procedure set out at Schedule 1 to this Agreement;
“Effective Date” means March 1, 2008;
“Employment” means the employment of the Executive by the Company pursuant to this Agreement;
“Intellectual Property” includes letters patent, trade marks whether registered or unregistered, registered or unregistered designs, utility models, copyrights including design copyrights, applications for any of the foregoing, and the right to apply for them in any part of the world, discoveries, creations, inventions or improvements upon or additions to an invention;
“normal business hours” means 9.00am to 5.00pm Monday to Friday inclusive;
“Termination Date” means the date on which the Employment terminates;

1.2           Unless the context otherwise requires words importing one gender include all other genders and words importing the singular include the plural and vice versa;

1.3           Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of it;

1.4 The clause headings do not form part of this Agreement and shall not be taken into account in its construction or interpretation;

1.5 Any reference to the Executive shall if appropriate include his personal representatives;

1.6           References in this Agreement to any clause, sub-clause, schedule or  paragraph without further designation shall be construed as references to the clause, sub-clause, schedule or paragraph so numbered;

2           Period of Employment
The Employment shall commence on the Effective Date and be for one year and renew automatically for one year at a time unless prior notice of no less than six months is given by one party to the other party. The Employment shall in any event automatically terminate without notice and without any sum payable by the Company whether by way of compensation or otherwise upon that event, upon the Executive’s sixtieth birthday.

3           Duties
3.1           The Company shall employ the Executive as Chief Executive Officer and Director.

3.2           The Executive shall exercise the powers and functions and perform the duties assigned to him from time to time by or under the authority of the Board in such manner as shall be specified by or under the authority of the Board. He shall report to the Board or such other person or persons as the Board may from time to time direct, as and when required.

3.3           The Executive shall not at any time during the continuance of the Employment directly or indirectly and whether on his behalf or on behalf of any third party entice or encourage or seek to entice or encourage any other employee of the Company to leave their employment.

3.4           The Executive shall at all times during the Employment:

(a)
Devote the whole of his time and attention and abilities to the performance of his duties and to the business and affairs of the Company during normal business hours and at such other times as the Company or his duties may reasonably require and the Executive shall not be entitled to receive any additional remuneration for work done outside normal business hours.

(b)
Use his best endeavours to promote and protect the interests of the Company and shall faithfully and diligently perform such duties and exercise such powers as may from time to time may be assigned to or vested in him and shall not do anything that is harmful to the Company.

(c)
Promptly disclose to the Board any of the following information which comes into his possession: the plans of any employee to leave the Company (whether alone or in concert with other employees), the plans of any employee (whether alone or in concert with other employees) to join a competitor or to establish a business in competition with the Company, any steps taken by any employee to implement either of such plans, the misuse by any employee of any confidential information belonging to the Company. This clause shall not oblige the Executive to disclose information pertaining to his own activities but the Executive shall be obliged to make disclosure under this clause notwithstanding that to do so would involve disclosure of information pertaining to the Executive’s own activities, including breaches by him of this Agreement.

4           Place of Employment

4.1           The Executive’s normal place of employment shall initially be at the offices of the Company at 1001 Bayhill Drive, 2nd Floor, Suite 200, San Bruno CA 94066 but the Company reserves the right to require the Executive to change his normal place of work to such other premises of the Company within or outside the United States as the Company may from time to time require.

4.2           The Executive may in the performance of his duties be required to travel to such places whether in or outside the United States by such means and on such occasions as the Company may from time to time require.

5           Remuneration and Benefits
5.1           The Executive shall be paid a basic salary (inclusive of any money received as a director of the Company or otherwise arising from any office held by the Executive by virtue of the Employment) at the rate of US$ 36.000 per annum which shall accrue from day to day and shall be payable by 12 equal monthly installments in arrears on the last working day of each month.

5.2           The basic salary referred to at sub-clause 5.1 above shall be reviewed by the Board or such committee as appointed by the Board from time to time with effect from January 31, 2009 and thereafter not less than once in each calendar year. Such review will be subject to the performance of the Company and the Executive and may at the absolute discretion of the Board or such committee as appointed by the Board result in an increase in basic salary. The Executive’s basic salary following the review shall not be less than that payable immediately before each such review.

5.3           The Executive shall be entitled to participate in the Company’s discretionary bonus scheme applicable from time to time to senior managers. The Company reserves the right in its absolute discretion to vary the terms and/or the level of bonus payable under any bonus scheme from time to time in force. The Executive has no right to a bonus or a proportion of the bonus if no longer employed by the Company or if working out a period of notice on the date that the bonus payments are made. A bonus scheme will be decided by the Board no later than December 31, 2008

5.4           The Executive shall during the continuation of the Employment receive the following benefits;

(a)
the Executive shall be entitled to participate in such medical expenses scheme as the Company may make available from time to time provided the Executive meet the normal underwriting requirements of that scheme and are accepted at normal rates of premium (as determined by the Board);

(b)
the Executive shall be entitled to the benefit of such life insurance cover as the Company may make available from time to time of a sum insured equal to four times the Executive’s basic salary as referred to in sub-clause 5.1 above provided the Executive meets the normal underwriting requirements of the scheme and is accepted at normal rates of premium (as determined by the Board);

6           Pension Scheme
The Executive is eligible for membership of any such occupational pension scheme as the Company may make available from time to time. The Company shall contribute, in equal monthly installments an amount equal to 10% of the Executive’s basic salary as referred to in sub-clause 5.1 above during each year of the Employment to any personal pension scheme established for the benefit of the Executive.

7           Company Car
The Company will supply the Executive with a car deemed by the Company to be suitable for the performance of his duties under this Agreement in respect of which the Company will pay all running costs including insurance and maintenance. The Executive shall take good care of the car and ensure that the provisions and conditions of any Company car policy and of any insurance policy relating to it are observed and shall return the car and its keys to the Company at its registered office (or any other place the Company may reasonably nominate) immediately upon the termination of the Employment howsoever arising.

8           Expenses
The Executive shall be reimbursed all reasonable hotel, travelling, entertainment and other expenses properly incurred by him in the course of the Employment in accordance with the Company’s regulations from time to time. If required by the Board, the Executive shall produce receipts for such expenses acceptable to the Company. Any credit card supplied to the Executive by the Company shall be used only for expenses incurred by him in the course of the Employment. The Executive shall abide by the Company’s policies on expenses as communicated to him from time to time.

9           Holiday
9.1           The Company’s holiday year runs from July 1 to June 30 and the Executive shall in addition to the usual public holidays be entitled to 20 working days paid holiday in each holiday year to be taken at time or times to be approved by the Directors. The time at which annual holidays may be taken is at the discretion of the Company, but not more than two calendar weeks may be taken at any one time. Where the Executive commences or leaves the Employment part way through the holiday year his holiday entitlement during that year will be calculated on a pro rata basis.

9.2 The Executive may not without the consent of the Board carry forward any unused part of his holiday entitlement to a subsequent holiday year.

9.3           If at the Termination Date the Executive has taken a greater amount of holiday than that accrued under sub-clause 9.1 above, he hereby agrees that the Company may deduct the unearned holiday pay from any basic salary or other sums payable by the Company to the Executive. Alternatively, the Executive will be entitled at the Termination Date to receive payment for any holiday accrued but not taken.

10           Sickness or injury
10.1 When absent from work due to sickness, incapacity or any other reason, the Executive must inform the Board of Directors of the cause(s) of his absence as soon as possible but no later than the end of the working day on which the absence first occurred. A self- certification form must be completed to cover the first seven days of absence. A doctors medical certificate must be provided on the eight consecutive day of absence due to sickness, injury, or other incapacity and thereafter a like certificate must be provided each week to cover any subsequent period of absence.

10.2 The Company has the right to require the Executive at any stage of absence to produce a medical certificate and/or to undergo a medical examination at the Company’s expense.

10.3 The Company may at its absolute discretion pay the Executive his basic salary and provide the other benefits under this Agreement during periods of absence from work caused by illness, incapacity, injury or accidents for a maximum of a total aggregate period of 60 working days (i.e. Monday to Friday) in any period of 12 consecutive calendar months. Save as aforesaid, the Company will not pay salary whilst the Executive is absent from work save in exceptional circumstances.

10.4 Any remuneration paid under sub-clause 10.3 above shall be deemed to be inclusive of statutory sick pay and the Company shall be entitled to deduct from any such remuneration the amount (if any) which the Executive is entitled to claim in consequence of his illness or incapacity by way of state sickness related benefits or by way of income from any health insurance scheme operated by the Company for the benefit of the Executive whether or not a claim is made.

11           Disclosure of Outside Interests
Except as a representative of the Company or with the prior written approval of the Board the Executive shall not during the Employment directly or indirectly, paid or unpaid, be engaged, concerned or interested in any capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation) or be or become an employee agent, partner or director of any other company or firm or assist or have any financial interest in any other business or profession other than that of the Company (save as a holder of not more than five per cent. of the issued shares or securities of a company which are listed or dealt in on any recognized stock exchange or market) and shall disclose to the Board any like matters relating to his spouse, their children, or their parents. For this purpose “occupation” shall include any public, private or charitable work which the Board considers may hinder or interfere with the performance of the Executive’s duties.

12           Confidential Information and Trade Secrets
12.1 The Executive shall not make use of, divulge or communicate to any person (save in the proper performance of his duties under this Agreement) any of the trade secrets or other confidential information of or relating to the Company which he may have received or obtained as a result of or in any way in connection with his employment by the Company. This restriction shall continue to apply after the termination of the Employment without limitation in point of time but shall cease to apply to information ordered to be disclosed by a Court of competent jurisdiction or otherwise required to be disclosed by law.

12.2 For the purposes of this Agreement confidential information shall include but shall not be limited to:
(a)	research and developments;
(b)	customers and details of their particular requirements;
(c)	suppliers and their production and delivery capabilities;
(d)	methods of treatment, processing, manufacture or production, process and production controls including quality controls;
(e)	costings, profit margins, discounts, rebates and other financial information
(f)	marketing strategies and tactics;
(g)	current activities and current and future plans relating to all or any of development, production or sales including the timing of all or any such matters;
(h)	the development of new products;
(i)	production or design secrets;
(j)	technical design or specifications of the Company’s products;
(k)	pricing, credit policies, credit procedures, payment policies, payment procedures and systems for the same whether of the Company or of any client, customer or supplier of the Company.

13           Intellectual Property
13.1 The parties foresee that the Executive may make, discover or create Intellectual Property in the course of his duties under this Agreement and agree that in this respect the Executive has a special obligation to further the interests of the Company.

13.2 Subject to the provisions of the US Patents Act 2005 and the US Copyright Act 2005, if at any time during the Employment the Executive makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business for the time being carried on by the Company full details of the Intellectual Property shall immediately be communicated by him to the Company and shall be the absolute property of the Company. At the request and expense of the Company the Executive shall give and supply all such information, data, drawings and assistance as may be requisite to enable the Company to exploit the Intellectual Property to the best advantage and shall execute all documents and do all things which may be necessary or desirable for obtaining patent or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct.

13.3 The Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause 13 and in favour of any third party a certificate in writing signed by any director or secretary of the Company that any instrument or act falls within the authority conferred by this clause 13 shall be conclusive evidence that such is the case.

13.4 If the Intellectual Property is not the property of the Company, the Company shall subject to the provisions of the US Patents Act 2005 have the right to acquire for itself or its nominee the Executive’s rights in the Intellectual Property within three months after disclosure pursuant to sub-clause 13.2 above on fair and reasonable terms to be agreed by the parties or in the absence of agreement, to be settled by a single arbitrator to be appointed with the agreement of the parties.

13.5 Rights and obligations under this clause 13 shall continue in force after the termination of this Agreement howsoever caused in respect of Intellectual Property made during the Employment and shall be binding upon the Executive and his representatives.

14           Suspension
14.1 The Company may at any time by written notice suspend the Executive for the purpose of investigating any allegation of misconduct or breach by him of this Agreement. The period of such suspension shall not normally exceed one month and whilst suspended the Executive shall continue to be entitled to his basic salary and all other contractual benefits. During any period of suspension pursuant to this clause the Executive; (a) shall not, except with the prior written consent of the Board of attend at any premises of the Company, conduct any business on behalf of the Company or contact any employee or customer of the Company; and (b) shall ensure that the Board has a postal address at which the Executive is residing and at which he can be contacted and shall, in any event contact the Board by telephone at intervals of not more than three working days on such telephone number and at such times as he shall be informed at the commencement of his suspension.

14.2 In the event of suspension and/or exclusion pursuant to sub-clause 14.1 the Company may require the Executive to resign any directorship held by him in the Company or from any other office held by him and to return to the Company all property belonging to the Company in his possession, custody, power or control.

15           Termination
15.1 Notwithstanding the provisions of clause 2 above, the Company may terminate the Employment forthwith by written notice (but without prejudice to the rights and remedies of the Company for any breach of this Agreement and to the Executive’s continuing obligations under this Agreement) if:

(a)	the Executive shall commit any repeated or serious breach of his obligations to the Company;
(b)
the Executive is convicted of any criminal offence (other than a traffic offence for which imprisonment is not a sanction) or been guilty of any dishonesty or serious misconduct in each case whether during the performance of his duties or otherwise which in the opinion of the Board renders the Executive unfit to continue as an executive of the Company or which would be likely adversely to prejudice the reputation or interests of the Company;

(c)
the Executive shall petition for a bankruptcy order or have a bankruptcy order made against him or take the benefit of any legislation for the relief of insolvent debtors or make any composition with his creditors or shall become prohibited by law from being a director or taking part in the management of the Company;

(d)	the Executive fails or ceases to meet the requirements of any regulatory body whose consent is required to enable the Executive to undertake all or any of his duties under the Employment;
(e)
and without prejudice to the generality of the terms of this clause 15, the Executive shall willfully abuse or misuse the Company’s computer system, or any password relating thereto or shall gain access to any file or load any information or program contrary to the Company’s interests or procedures; or

(f)	the Executive is found by the Company to have committed an act of gross misconduct examples of which are set out in the Disciplinary Procedure;
(g)	the Executive acts in any manner which in the opinion of the Company brings or is likely to bring himself or the Company into disrepute;
(h)	the Executive commits any other offence of a similar nature or gravity to the examples above, which examples are neither exclusive nor exhaustive.

15.2 The rights of the Company under sub-clause 15.1 above are without prejudice to any other rights it might have at law to terminate the Employment or to accept any breach of this Agreement on the part of the Executive as having brought the Agreement to an end.

15.3 Upon termination of the Employment for whatever reason the Executive shall immediately:

(a)
deliver up to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business of the Company, any magnetic discs on which information relating to the business is stored and any keys, credit cards and other property of the Company (including in particular any car provided to the Executive) which may be in his possession or under his control and shall provide a signed statement that he has complied fully with the terms of sub-clause 15.3; and

(b)
irretrievably delete any information relating to the business of the Company stored on any magnetic or optical disc or memory and all matter derived therefrom which is in his possession, custody, care or control outside the premises of the Company and shall produce such evidence of compliance with this sub-clause 15.3 as the Company may require; and

(c)
resign any office or appointment held by him in the Company without any claim for compensation or damages for loss of such office or appointment and the Executive hereby irrevocably appoints the Company his attorney to execute letters of resignation of such offices or appointments on his behalf; and

(d)
transfer to the Company or as it may direct all shares held by him in the Company as nominee or trustee for the Company and deliver to the Company the certificates therefore and the Executive hereby irrevocably appoints the Company his attorney to execute any such transfers on his behalf.

15.4 The Company reserves the right to make a payment in lieu of notice or any unexpired period of notice. For the avoidance of doubt this right shall apply whether the Company or the Executive gives notice of termination. Any payment in lieu of notice shall consist solely of a sum equivalent to the Executive’s basic salary as provided under sub-clause 5.1 (at the rate applicable at the date notice is given) for the notice period or any unexpired period of notice and shall be subject to such deductions for tax and national insurance or other deductions as the Company is authorized in writing by the Executive (pursuant to the terms of this Agreement or otherwise) to make.

15.5 If written notice is given by the Executive or by the Company to terminate the Employment, the Company may notwithstanding any other terms of this Agreement;
(a) require the Executive to continue to perform such duties commensurate with the duties to be performed pursuant to this Agreement as the Board may direct; or
(b) require the Executive to perform no duties and/or exclude him from entering Company premises and to cease all contact with other employees of the Company and all customers of the Company

PROVIDED THAT in each case the Company shall continue to pay the Executive his basic salary as referred to in sub-clause 5.1 of this Agreement.

15.6 The termination of the Employment shall not operate to effect those provisions of this Agreement which are intended to have effect after its termination including without limitation the post-termination restraints as set out in clause 17 below.

16           Disciplinary Procedure
Subject to the provisions of clauses 12 and 15 of this Agreement the policy of the Company is that an employee is not normally dismissed for a breach of his contract of employment which is capable of being remedied, until after he/she has been warned that he will be dismissed in the event that such breach is not remedied or is repeated. However the Executive accepts that in the case of a senior executive of the Company it may not always be appropriate to give any warning.

17           Post Termination Restraints
17.1 Non-solicitation
The Executive covenants with the Company that he will not for the period of 1 year after ceasing to be employed under this Agreement without the prior written consent of the Board in connection with the carrying on of any business in competition with the business of the Company and in which the Executive was concerned in or connected with during the period of 6 months immediately preceding the Termination Date on his own behalf or on behalf of any person, firm or company directly or indirectly:
(a)	seek to procure orders from or do business with any person, firm or company who has at any time during the 6 months immediately preceding such cesser done business with the Company; or
(b)	endeavour to entice away from the Company any person who has at any time during the 6 months immediately preceding such cesser been employed or engaged by the Company.

PROVIDED that nothing in this clause 17 shall prohibit the seeking or procuring of orders or the doing of business not relating or similar to the business or businesses described above.

17.2 Non-competition
The Executive covenants with the Company that he will not within 1 year and for the period of 6 months after ceasing to be employed under this Agreement without the prior consent of the Board either alone or jointly with or as manager, agent, consultant or employee of any person firm or company directly or indirectly carry on or be engaged in any activity or business which shall be in competition with the business of the Company and in which the Executive was concerned in or connected with during the period of 6 months immediately preceding the Termination Date.

18           Notices
Any notice or other written communication to be given under or in connection with this Agreement shall be given in writing and shall be duly served on the Company if it is handed to a representative of the Board of Directors. Notice may be given by either party by personal delivery or post or by telex addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Executive) his last known address and any such notice given by letter shall be deemed to have been served at the time at which the letter was delivered personally or if sent by post, at the expiry of 2 working days (i.e. Monday to Friday) after it was posted. Any such notice given by telex or facsimile message shall be deemed to have been served 12 hours after the same is transmitted.

19.           Miscellaneous
19.1 The Executive consents to the deduction from any sum otherwise payable to the Executive by reason of the Employment (or its termination) the value of any claim of whatever nature and in whatever capacity that the Company may bona fide have against the Executive, including but not limited to; overpayment of wages, overpayment in respect of expenses incurred by the Executive in carrying out his duties, loans which the Company may from time to time make to the Executive, advances on wages which the Company may from time to time make to the Executive.

19.2 Save as expressly provided in this Agreement no term or provision of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of any party. The Company and the Executive may amend this Agreement only by letter or written instrument signed by both the Company and the Executive.

19.3 Subject to sub-clause 19.2 above this Agreement sets out the entire Agreement and understanding between the parties in connection with the Employment save only for any terms implied by law. There are no collective agreements which directly affect the terms and conditions of the Employment.

19.4 If at any time any term or provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, such term or provision or part shall to that extent deemed not to form part of this Agreement, but the enforceability of the remainder of this Agreement shall not be affected.

20           Law and Jurisdiction
This Agreement shall be governed by and construed in accordance with US law and each party to this Agreement submits to the nonexclusive jurisdiction of the US courts.

SIGNED on behalf of EXOTACAR INC. by a duly authorized officer

_____________________________
Print Name: Rene Soullier, CEO, Exotacar Inc.                                                                                                Date: February 1, 2008

_____________________________
SIGNED by Rene Ronald Soullier                                                                                                Date: February 1, 2008
SCHEDULE 1
DISCIPLINARY PROCEDURE

1           Disciplinary Rules
1.1           The Company requires good standards of discipline from its employees, together with satisfactory standards of work. These disciplinary procedures apply to any misconduct or failure to meet standards of performance or attendance.

1.2           If the Executive’s standard of work or conduct fall and, after warnings, remains below the level that is acceptable, he may be dismissed.

1.3           In addition to other grounds for summary termination as set out in the Agreement, summary dismissal without notice may take place if an act of gross misconduct is committed. Examples of misconduct and gross misconduct are listed below:

2           Examples of Misconduct/Gross Misconduct
2.1           The following is a non-exhaustive list of examples of offences that amount to misconduct falling short of gross misconduct.
•	Lateness
•	Poor performance
•	Time wasting
•	Single instances of disobedience
•	Disruptive behavior

2.2           The following is a non-exhaustive list of examples of offences that amount to gross misconduct.
•	Unauthorised absence from work
•	Dishonesty
•	Falsification of documents (eg:- expense claims)
•	Serious or repeated insubordination
•	Violent, abusive or intimidating conduct or other form of harassment towards members of staff or the public
•	Unauthorised removal from the Company’s premises or the premises of any company in the Group of any of its property or confidential information
•	Deliberate damage to the Company’s property or the property of any company in the Group
•	Unauthorised use or disclosure of confidential information
•	Competing with the Company or taking preparatory steps for competing with the Company or any company in the Group
•	Attending work under the influence of alcohol or non medically prescribed drugs

3           Disciplinary Procedure
3.1           Except for acts of gross misconduct and other circumstances justifying summary dismissal (as set out in this Agreement), the following procedure will normally be adopted.
(d) For minor breaches of discipline, or failure to achieve satisfactory standards, a formal verbal or written warning will be given by [the Chairman].
(e) For more serious offences, or in the event of further minor transgressions, a warning will be given in writing by [the Chairman].
(f) In the event of further repetition of the misconduct or failure to comply with a requested improvement a final written warning will then be given. This warning will specify that consequences of a failure to comply will normally be dismissal.
(g) In the event of any further misconduct or failure to achieve satisfactory standards dismissal may result.

3.2           In cases of gross misconduct, the Executive may be dismissed without notice or pay in lieu of notice. In cases where dismissal is not warranted in all the circumstances, or if there are any genuine mitigating circumstances, alternative disciplinary action may be taken against the Executive.

3.3 The Company reserves the right to suspend the Executive from work on full pay pending investigation of any complaint or misconduct. During the period of suspension, the Executive may not contact any other employee without the Board’s prior written consent.

3.4           The Executive will be notified in writing as soon as reasonably practicable of the allegations of misconduct. The Company shall undertake such investigations as deems necessary concerning that complaint. In the event that statements are taken from witnesses, the Executive will be provided with copies of the statements in advance of the disciplinary hearing.

3.5           The Executive will be given the opportunity to state his case at a disciplinary hearing and (if the Company considers it appropriate) to question any relevant witnesses. The Executive is entitled to bring a fellow employee to the hearing to assist the Executive or make representations on the Executive’s behalf. The Executive not entitled to bring a professional representative (such as a solicitor) to the hearing.

3.6           The Board will conduct the disciplinary hearing. If any member of the
Board made the complaint against the Executive, that Director will not have conduct of the disciplinary hearing. A note will be taken of the disciplinary hearing a copy of which will be provided to the Executive.

3.7           The Board shall then decide what disciplinary action is appropriate and will inform the Executive of the decision in writing.

4           Appeal Procedure
4.1           Having regard to the seniority of the Executive, there will be no right of appeal against the decision of the Board following a disciplinary hearing. The Executive hereby acknowledges that it is not appropriate or possible to provide for an appeal against a decision of the Board.

4.2           The Executive may appeal against a decision made pursuant to the procedure set out at paragraph 3.1 above to the Board providing that the appeal is made in writing (setting out the grounds of the appeal) within 7 days of the decision of the Board. The conduct of an appeal will be at the entire discretion of the Board.